Exhibit 4.6

Execution Version

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 3, 2024, among Cogent Finance, Inc., a Delaware corporation, (the “Co-Issuer”), Cogent Communications Group, LLC, a Delaware limited liability company (f/k/a Cogent Communications Group, Inc., a Delaware corporation) (the “Company”), and Wilmington Trust, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

W I T N E S E T H

WHEREAS, each of the Company and the Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 22, 2022 providing for the issuance of a $450,000,000 aggregate principal amount of 7.000% Senior Notes due 2027 (the “Notes”);

WHEREAS, the Company has converted from a corporation to a limited liability company with the name “Cogent Communications Group, LLC” and, upon such conversion, assumed all of the obligations and agreements of Cogent Communications Group, Inc. by operation of law;

WHEREAS, clause (c) of the second paragraph of Section 5.01(a) of the Indenture provides that, the Company may convert into a limited liability company under the laws of the State of Delaware so long as the Company causes a corporation to be a co-obligor under the Notes;

WHEREAS, Section 9.01(6)(b) of the Indenture provides that without the consent of any Holder, the Company, the Trustee and the Collateral Agent may amend or supplement the Indenture to add one or more co-issuers of the Notes, as required under Section 5.01(a) of the Indenture;

WHEREAS, the Company desires to amend and supplement the Indenture to evidence the addition of the Co-Issuer as a co-issuer of the Notes; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)            Agreement to Be Bound. The Co-Issuer hereby (a) becomes a party to the Indenture and the Notes, (b) agrees to become a co-issuer of the Notes and a co-obligor of any and all of the Company’s obligations under the Indenture and the Notes, on the same terms and subject to the same conditions as the Company, on a joint and several basis and (c) agrees to be bound by all other provisions of the Indenture and the Notes applicable to the Company therein. Unless the context otherwise requires, all references to the “Issuer” and the “Company” as the issuer of the Notes in the Indenture and the Notes, shall be to the Company and the Co-Issuer, collectively.

(3)            No Recourse Against Others. No director, officer, employee, incorporator, stockholder, member, manager or partner of the Company, the Co-Issuer, any Subsidiary or any direct or indirect parent of the Company or the Co-Issuer, as such, will have any liability for any obligations of the Company, the Co-Issuer or the Guarantors under the Notes, any Note Guarantees, the Indenture or any Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

(4)            Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

(6)            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Co-Issuer and the Company.

(8)            Benefits Acknowledged. The Co-Issuer’s obligation and agreements are subject to the terms and conditions set forth in the Indenture. The Co-Issuer acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the assumption of the obligations and agreements under the Indenture made by it pursuant to this Supplemental Indenture are knowingly made in contemplation of such benefits.

(9)            Successors. All agreements of the Co-Issuer in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

COGENT COMMUNICATIONS GROUP, LLC

By:	/s/ John B. Chang
	Name:	John B. Chang
	Title:	Vice President, Chief Legal Officer and Assistant Secretary

COGENT FINANCE, INC.

By:	/s/ John B. Chang
	Name:	John B. Chang
	Title:	Vice President, Chief Legal Officer and Assistant Secretary

WILMINGTON TRUST, National Association, as Trustee

By:	/s/ Karen Ferry
	Name:	Karen Ferry
	Title:	Vice President

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